                                SUN LIFE ASSURANCE
                             COMPANY OF CANADA (U.S.)

    FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

    Insured                                      John Doe

    Policy Number                                VL0000001

    This Policy is a legal contract
    in which We, Sun Life Assurance Company        Signed at
    of Canada (U.S.), promise to provide the       Wellesley Hills
    kind of insurance described below. Upon        Massachusetts, on
    death of the Insured prior to Maturity,        the Issue Date.
    We agree to pay the Beneficiary such
    amounts as then become due and payable.        C. James Prieur, President
    Until that time, We agree to provide
    You, as Owner, the other rights and
    benefits of the Policy. These rights           Ellen B. King
    and benefits are subject to the                Secretary
    provisions on the pages which follow.




THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, AS DESCRIBED IN SECTION 8.

THE ACCOUNT VALUE IN EACH SUB-ACCOUNT OF THE VARIABLE ACCOUNT MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THAT SUB-ACCOUNT OF THE VARIABLE ACCOUNT. THERE IS NO MINIMUM GUARANTEED ACCOUNT VALUE FOR AMOUNTS IN THE SUB-ACCOUNTS OF THE VARIABLE ACCOUNT.

THE POLICY PROCEEDS ARE PAYABLE AT THE DEATH OF THE INSURED PRIOR TO MATURITY AND WHILE THE POLICY IS IN FORCE. THE CASH SURRENDER VALUE, IF ANY, IS PAYABLE ON THE DATE OF MATURITY.

THE POLICY DOES NOT PARTICIPATE IN DIVIDENDS.

FLEXIBLE PREMIUMS ARE PAYABLE DURING THE LIFETIME OF THE INSURED PRIOR TO MATURITY.

RIGHT TO RETURN POLICY.

PLEASE READ YOUR POLICY CAREFULLY. IF YOU ARE NOT SATISFIED WITH IT, YOU MAY RETURN IT BY DELIVERING OR MAILING IT TO US AT ONE SUN LIFE EXECUTIVE PARK, WELLESLEY HILLS, MASSACHUSETTS 02481, OR TO THE SALES REPRESENTATIVE THROUGH WHOM YOU PURCHASED THE POLICY WITHIN 10 DAYS FROM THE DATE OF RECEIPT (THE "FREE LOOK PERIOD"). THE POLICY WILL THEN BE DEEMED VOID AS THOUGH IT HAD NEVER BEEN APPLIED FOR. YOU WILL RECEIVE A REFUND EQUAL TO THE SUM OF (1) THE DIFFERENCE BETWEEN ANY PREMIUM PAYMENTS MADE, INCLUDING FEES AND CHARGES, AND THE AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT, (2) THE VALUE OF THE AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT ON THE DATE THE CANCELLATION REQUEST IS RECEIVED BY THE COMPANY OR THE SALES REPRESENTATIVE THROUGH WHOM YOU PURCHASED THE POLICY, AND (3) ANY FEES OR CHARGES IMPOSED ON AMOUNTS ALLOCATED TO THE VARIABLE ACCOUNT.

                               TABLE OF CONTENTS

1.  POLICY SPECIFICATIONS...........................................................................Page 4
2.  TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000 OF NET AMOUNT AT RISK....Page 5
3.  DEFINITIONS.....................................................................................Page 6
     Account Value..................................................................................Page 6
     Anniversary....................................................................................Page 6
     Application....................................................................................Page 6
     Attained Age...................................................................................Page 6
     Beneficiary....................................................................................Page 6
     Business Day...................................................................................Page 6
     Cash Value.....................................................................................Page 6
     Cash Surrender Value...........................................................................Page 6
     Class..........................................................................................Page 6
     Company........................................................................................Page 6
     Daily Risk Percentage..........................................................................Page 6
     Due Proof......................................................................................Page 6
     Effective Date of Coverage.....................................................................Page 6
     Expense Charge Applied to Premium..............................................................Page 6
     Fixed Account Value............................................................................Page 6
     Fund...........................................................................................Page 6
     General Account................................................................................Page 6
     Initial Premium................................................................................Page 6
     Insured........................................................................................Page 6
     Investment Start Date..........................................................................Page 6
     Issue Age......................................................................................Page 6
     Issue Date.....................................................................................Page 6
     Maturity.......................................................................................Page 6
     Minimum Monthly Premium........................................................................Page 7
     Monthly Anniversary Day........................................................................Page 7
     Monthly Cost of Insurance......................................................................Page 7
     Monthly Expense Charge.........................................................................Page 7
     Mortality and Expense Risk Percentage..........................................................Page 7
     Net Premium....................................................................................Page 7
     Our Principal Office...........................................................................Page 7
     Owner..........................................................................................Page 7
     Partial Surrender..............................................................................Page 7
     Policy.........................................................................................Page 7
     Policy Debt....................................................................................Page 7
     Policy Month...................................................................................Page 7
     Policy Proceeds................................................................................Page 7
     Policy Year....................................................................................Page 7
     Premium........................................................................................Page 7
     Specified Face Amount..........................................................................Page 7
     Sub-Accounts...................................................................................Page 7
     Unit...........................................................................................Page 7
     Unit Value.....................................................................................Page 7
     Valuation Date.................................................................................Page 8
     Valuation Period...............................................................................Page 8
     Variable Account...............................................................................Page 8
     We,  Our and Us................................................................................Page 8
     You , Your and Yourself........................................................................Page 8
4.  GENERAL PROVISIONS..............................................................................Page 9
     Entire Contract................................................................................Page 9
     Alteration.....................................................................................Page 9
     Modification...................................................................................Page 9


                          TABLE OF CONTENTS (CONTINUED)

Assignments.........................................................................................Page 9
Nonparticipating....................................................................................Page 9
Misstatement of Age or Sex (Non-Unisex Policy)......................................................Page 9
Suicide.............................................................................................Page 9
Incontestability...................................................................................Page 10
Report to Owner....................................................................................Page 10
Illustrations......................................................................................Page 10
Maturity Date Extension............................................................................Page 10
5. RIGHTS OF OWNERS AND BENEFICIARIES..............................................................Page 11
     Rights of Owner...............................................................................Page 11
     Procedure.....................................................................................Page 11
     Rights of Beneficiary.........................................................................Page 11
6.  THE VARIABLE ACCOUNT...........................................................................Page 12
     Sub-Accounts..................................................................................Page 12
     Addition, Deletion or Substitution of Investments.............................................Page 12
     Transfers Between Sub-Accounts................................................................Page 12
7.  PREMIUMS.......................................................................................Page 13
     Premium.......................................................................................Page 13
     Net Premiums..................................................................................Page 13
     Allocation of Net Premium.....................................................................Page 13
     Planned Periodic Premiums.....................................................................Page 14
8.  DEATH BENEFIT..................................................................................Page 14
     Death Benefit and Death Benefit Option........................................................Page 14
     Changes in Specified Face Amount..............................................................Page 14
     Decreases in Specified Face Amount............................................................Page 14
     Increases in Specified Face Amount............................................................Page 14
     Changes in the Death Benefit Option...........................................................Page 14
9.  ACCOUNT VALUE..................................................................................Page 15
     Account Value.................................................................................Page 15
     Variable Account Value........................................................................Page 15
     Variable Account Value in the Sub-Accounts....................................................Page 15
     Net Investment Factor.........................................................................Page 16
     Mortality and Expense Risk Charge.............................................................Page 16
     Fixed Account Value...........................................................................Page 17
     Monthly Expense Charge........................................................................Page 17
     Monthly Cost of Insurance.....................................................................Page 18
     Monthly Cost of Insurance Rates...............................................................Page 18
     Basis of Computation..........................................................................Page 18
     Insufficient Value............................................................................Page 18
     Minimum Premium Test..........................................................................Page 19
     Grace Period..................................................................................Page 19
     Splitting Units...............................................................................Page 19
10.  POLICY BENEFITS...............................................................................Page 19
     Benefits at Death.............................................................................Page 19
     Cash Surrender Value..........................................................................Page 19
     Surrender Charges.............................................................................Page 19
     Surrender Charge on Decrease in Specified Face Amount.........................................Page 20
     Partial Surrender.............................................................................Page 20
     Allocation of Partial Surrender...............................................................Page 20
     Policy Loan...................................................................................Page 21
     Deferral of Payment...........................................................................Page 21
     Termination...................................................................................Page 21
     Reinstatement.................................................................................Page 22




RIDERS AND ENDORSEMENTS...................................................................................
APPLICATION...............................................................................................

                            1. POLICY SPECIFICATIONS
Insured                                                  John Doe
Policy Number                                            VL0000001
Office                                                   ABC Insurance Agency

Issue Age, Sex                                           35   Male
Class                                                    Non Tobacco Preferred

Specified Face Amount                                    $250,000
Minimum Specified Face Amount                            $100,000

Initial Premium                                          $  360
Planned Periodic Premium                                 $1,500
Billing Period                                           Annual

Issue Date                                               January 1, 1999
Policy Date                                              January 1, 1999
Maturity                                                 January 1, 2054

Protected Period                                         60 Months
Minimum Monthly  Premium                                 $  120

Currency                                                 United States Dollars

Owner                                                    John Doe
Beneficiary                                              As stated in the Application unless
                                                                      subsequently changed

Death Benefit Option                                     Option A:  Specified Face Amount

Variable Account
Name                                                     Sun Life of Canada (U.S.) Variable Account I
Securities & Exchange Commission Registration            Unit Investment Trust

Allocation of premiums during Free Look Period           Fixed Account

Expense Charge Applied to Premium
Current Charge                                           5.25%
Guaranteed Maximum Charge                                7.25%

Monthly Expense Charge in All Months                     $8.00

Mortality and Expense Risk Percentage

Current percentage                                       .80% (annual effective rate) during Policy Years 1-10
Current percentage                                       .50% (annual effective rate) during Policy Years 11 and after
Maximum guaranteed percentage                            .90% (annual effective rate)

Daily  Risk Percentage
Current percentage                                       .0021831% (daily effective rate) during Policy Years 1-10
Current percentage                                       .0013665% (daily effective rate) during Policy Years 11 and after
Maximum guaranteed percentage                            .0024548% (daily effective rate)


Policy Loan Interest Rate (payable in arrears) 4.00% annually during Policy years 1-10 3.00% annually in Policy years 11 and after Interest Credited on Fixed Account 3.00% annually

-------------------------------------------------------------------------------
Supplemental Benefits and Changes
-------------------------------------------------------------------------------
THE PLANNED PERIODIC PREMIUM SHOWN ABOVE MAY BE INSUFFICIENT TO CONTINUE COVERAGE TO MATURITY. THE PERIOD FOR WHICH THE POLICY WILL REMAIN IN FORCE DEPENDS ON THE AMOUNT AND TIMING OF PREMIUMS PAID, DEDUCTIONS FOR
BENEFITS AND RIDERS, CHANGES IN THE SPECIFIED FACE AMOUNT AND DEATH
BENEFIT OPTION, SUB-ACCOUNT PERFORMANCE, POLICY LOANS, PARTIAL
SURRENDERS AND FEES.

  John Doe                       VL0000001

        SURRENDER CHARGE ON THE SPECIFIED FACE AMOUNT ON THE POLICY DATE

                                SURRENDER
  POLICY YEAR                     CHARGE
       1                         1,442.50
       2                         1,442.50
       3                         1,442.50
       4                         1,442.50
       5                         1,442.50
       6                         1,202.08
       7                          961.67
       8                          721.25
       9                          480.83
      10                          240.42
 11 and after                      none




                        NET PREMIUM ALLOCATION PERCENTAGE

SUB- ACCOUNTS
                                                           MFS/Sun Life Series Trust
                                                           ____%  MFS/Sun Life Capital Appreciation Series
AIM Variable Insurance Funds, Inc.                         ____%  MFS/Sun Life Conservative Growth Series
____%  AIM V.I. Capital Appreciation Fund                  ____%  MFS/Sun Life Emerging Growth Series
____%  AIM V.I. Growth Fund                                ____%  MFS/Sun Life Government Securities Series
____%  AIM V.I. Growth and Income Fund                     ____%  MFS/Sun Life High Yield Series
____%  AIM V.I. International Equity Fund                  ____%  MFS/Sun Life Investors Growth Stock Series
                                                           ____%  MFS/Sun Life New Discovery Series
The Alger American Fund                                    ____%  MFS/Sun Life Total Return Series
____%  Alger American Growth Portfolio                     ____%  MFS/Sun Life Utilities Series
____%  Alger American Income and Growth Portfolio
____%  Alger American Small Capitalization Portfolio       OOC Accumulation Trust
                                                           ____% OCC Accumulation Trust Equity Portfolio
Goldman Sachs Variable Insurance Trust                     ____% OCC Accumulation Trust Mid Cap Portfolio
____%  Goldman Sachs V.I.T. CORE Large Cap Growth Fund     ____% OCC Accumulation Trust Small Cap Portfolio
____%  Goldman Sachs V.I.T. CORE Small Cap Equity Fund     ____% OCC Accumulation Trust Managed Portfolio
____%  Goldman Sachs V.I.T. CORE U.S. Equity Fund
____%  Goldman Sachs V.I.T. Growth and Income Fund         Sun Capital Advisers Trust, Inc.
____%  Goldman Sachs V.I.T. International Equity Fund      ____%  Sun Capital Money Market Fund
                                                           ____%  Sun Capital Investment Grade Bond Fund
                                                           ____%  Sun Capital Real Estate Fund
                                                           ____%  Sun Capital Blue Chip Mid Cap Fund
                                                           ____%  Sun Capital Investors Foundation Fund
                                                           ____%  Sun Capital Select Equity Fund

                                                           SUN LIFE OF CANADA (U.S.)
                                                           ____%  Fixed Account Guarantee Option

John Doe                                                              VL0000001

DESCRIPTION OF VARIABLE ACCOUNT I SUB-ACCOUNTS

Variable Account I is divided into 31 Sub-Accounts. Each Sub-Account invests in a series, portfolio or fund of AIM Variable Insurance Funds, Inc., The Alger American Fund, Goldman Sachs Variable Insurance Trust, MFS/Sun Life Series Trust, OCC Accumulation Trust, Sun Capital Advisers Trust, Inc. The names and investment objectives of these series, portfolios or funds follow:

AIM VARIABLE INSURANCE FUNDS, INC. (advised by AIM Advisors, Inc.) (AIM) is a wholly owned subsidiary of AIM Management. Established in 1976, AIM Management Group, Inc. (AIM Management) is headquartered in Houston , Texas. AIM Management is an indirect wholly owned subsidiary of AMVESCAP PLC. AMVESCAP PLC and its subsidiary are an independent investment management group engaged in institutional investment management and retail mutual fund businesses in the United States, Europe and the Pacific Region. AIM and its subsidiaries act as manager or advisor of 55 investment company portfolios.

         AIM V.I. CAPITAL APPRECIATION FUND seeks to provide capital appreciation through investments in common stocks, with emphasis on medium-sized and smaller emerging growth companies.

         AIM V.I. GROWTH FUND seeks to provide growth of capital through investments primarily in common stocks of seasoned and better capitalized U.S. companies considered by AIM to have strong earnings momentum.

         AIM V.I. GROWTH AND INCOME FUND seeks to provide growth of capital, with current income as a secondary objective by investing primarily in dividend paying common stocks which have prospects for both growth of capital and dividend income.

         AIM V.I. INTERNATIONAL EQUITY FUND seeks to provide long-term growth of capital by investing in diversified international equity securities, the issuers of which are considered by AIM to have strong earnings momentum.

THE ALGER AMERICAN FUND (advised by Fred Alger Management, Inc.) Founded in 1964, Fred Alger Management is committed to investing in America's fastest growing companies. Alger believes in bottom-up research and gives its large and talented team of research analysts a key role in making investment decisions. The firm strives for superior long-term performance, and feels that the self-reliance and decision-making capabilities of its research analysts will help it achieve that goal.

         ALGER AMERICAN GROWTH PORTFOLIO seeks long-term capital appreciation by investing primarily in equity securities of companies with market capitalizations of $1 billion or more.

         ALGER AMERICAN INCOME AND GROWTH PORTFOLIO seeks primarily to provide a high level of dividend income by investing in dividend paying equity securities. Capital appreciation is a secondary objective.

         ALGER AMERICAN SMALL CAPITALIZATION PORTFOLIO seeks long-term capital appreciation by investing primarily in equity securities of companies with market capitalizations within the range of the Russell 2000 Growth Index or the S&P SmallCap 600 Index

GOLDMAN SACHS VARIABLE INSURANCE TRUST (advised by Goldman Sachs Asset Management, a separate operating division of Goldman, Sachs & Co., except for Goldman Sachs International Equity Fund, which is advised by Goldman Sachs Asset Management International, an affiliate of Goldman, Sachs & Co.). Since its founding in 1869, Goldman Sachs has served many of the world's largest corporations and governments, as well as numerous high net worth individuals. Its investment management arm utilizes the worldwide resources, fundamental research and sophisticated risk management capabilities of one of the world's premier global financial services firms to meet the investment and wealth management needs of its clients.

         GOLDMAN SACHS V.I.T. CORE LARGE CAP GROWTH FUND seeks long-term growth of capital through a broadly diversified portfolio of equity securities of large cap U.S. issuers that are expected to have better prospects for earnings growth than the growth rate of the general domestic economy. Dividend income is a secondary consideration.

         GOLDMAN SACHS V.I.T. CORE SMALL CAP EQUITY FUND seeks long-term growth of capital through a broadly diversified portfolio of equity securities of U.S. issuers which are included in the Russell 2000 Index at the time of investment.

         GOLDMAN SACHS V.I.T. CORE U.S. EQUITY FUND seeks long-term growth of capital and dividend income through a broadly diversified portfolio of large cap and blue chip equity securities representing all major sectors of the U.S. economy.

         GOLDMAN SACHS V.I.T. GROWTH AND INCOME FUND seeks long-term growth of capital and growth of income through investments in equity securities that are considered to have favorable prospects for capital appreciation and/or dividend paying ability.

         GOLDMAN SACHS V.I.T. INTERNATIONAL EQUITY FUND seeks long-term capital appreciation through investments in equity securities of companies that are organized outside the U.S. or whose securities are principally traded outside the U.S.

MFS/SUN LIFE SERIES TRUST (advised by our affiliate Massachusetts Financial Services Company) . MFS is an indirect subsidiary of Sun Life Assurance Company of Canada, the parent company of Sun Life of Canada (U.S.), and has been in the Sun Life of Canada family since 1982. MFS has a long history of money management dating back to 1924 - when it established the nation's first mutual fund - and is the oldest fund company in the United States. This Boston-based firm emphasizes research and site visits in its securities selections.

         MFS/SUN LIFE CAPITAL APPRECIATION SERIES seeks capital appreciation by investing in securities of all types, with a major emphasis on common stocks.

         MFS/SUN LIFE EMERGING GROWTH SERIES seeks to provide long-term growth of capital by investing primarily (i.e. at least 80% of all its assets under normal circumstances) in common stocks of emerging growth companies, including companies that the series' investment adviser believes are early in their life cycle but which have the potential to become major enterprises. Dividend and interest income from portfolio securities, if any, is incidental to its objective of long-term growth of capital.

         MFS/SUN LIFE GOVERNMENT SECURITIES SERIES seeks current income and preservation of capital by investing in U.S. Government and U.S. Government-related Securities.

         MFS/SUN LIFE HIGH YIELD SERIES seeks high current income and capital appreciation by investing primarily in fixed income securities of U.S. and foreign issuers which may be in the lower rated categories or unrated (commonly known as "junk bonds") and which may include equity features. The series may invest up to 100% of its net assets in these securities, which generally involve greater risks, including volatility of price, risk of principal and income, default risks and less liquidity, than securities in the higher rated categories.

         MFS/SUN LIFE MASSACHUSETTS INVESTORS GROWTH STOCK SERIES seeks to provide long-term growth of capital and future income rather than current income. The series invests, under normal market conditions, at least 80% of its total assets in common stocks and related securities, such as preferred stocks, convertible securities and depositary receipts for those securities, of companies which the series' adviser believes offer better than average prospects for long-term growth.

         MFS/SUN LIFE MASSACHUSETTS INVESTORS TRUST SERIES seeks long-term growth of capital and future income while providing more current dividend income than is normally obtainable from a portfolio of only growth stocks. The series invests, under normal market conditions, at least 65% of its total assets in common stocks and related securities, such as preferred stocks, convertible securities and depositary receipts for those securities. While the series may invest in companies of any size, the series generally focuses on companies with larger market capitalizations that the series' adviser believes have sustainable growth prospects and attractive valuations based on current and expected earnings of cash flow. This series was formerly known as the Conservative Growth Series.

         MFS/SUN LIFE NEW DISCOVERY SERIES seeks capital appreciation. The series invests, under normal market conditions, at least 65% of its total assets in common stocks and related securities, such as preferred stocks, convertible securities and depositary receipts for those securities, of emerging growth companies. These companies are companies that the series' adviser believes are either early in their life cycle but have the potential to become major enterprises or are major enterprises whose rates of earnings growth are expected to accelerate.

         MFS/SUN LIFE TOTAL RETURN SERIES seeks to obtain above-average income (compared to a portfolio entirely invested in equity securities) consistent with prudent employment of capital; its secondary objective is to take advantage of opportunities for growth of capital and income since many securities offering a better than average yield may also possess growth potential. The series is a "balanced fund," and invests in a combination of equity and fixed income securities. Under normal market conditions, the series invests (i) at least 40%, but not more than 75%, of its net assets in common stocks and related securities, such as preferred stocks, bonds, warrants or rights convertible into stock, and depositary receipts for those securities; and (ii) at least 25% of its net assets in non-convertible fixed income securities.

         MFS/SUN LIFE UTILITIES SERIES seeks capital growth and current income (income above that available from a portfolio invested entirely in equity securities) by investing under normal market conditions, at least 65% of its assets in equity and debt securities issued by both domestic and foreign utility companies.

OCC ACCUMULATION TRUST (advised by OpCap Advisors). OpCap Advisors is a subsidiary of Oppenheimer Capital. All investment management services performed by OpCap Advisors are performed by employees of Oppenheimer Capital. OpCap Advisors is a well-known value investor employing a disciplined philosophy which seeks to achieve both superior long-term performance and capital preservation. OpCap Advisors employs a bottom-up style which it uses across market capitalizations. It focuses on individual companies rather than particular industries or sectors, and seeks to invest in companies that are shareholder-oriented, generate high returns on assets, and have excess free cash flows.

         OCC ACCUMULATION TRUST EQUITY PORTFOLIO seeks long-term capital appreciation through investment in a diversified portfolio of equity securities selected on the basis of a value oriented approach to investing.

         OCC ACCUMULATION TRUST MID CAP PORTFOLIO seeks long-term capital appreciation through investment in a diversified portfolio of equity securities. The portfolio will invest primarily in companies with market capitalizations of between $500 million and $5 billion.

         OCC ACCUMULATION SMALL CAP PORTFOLIO seeks capital appreciation through investment in a diversified portfolio of equity securities of companies with market capitalizations of under $1 billion.

         OCC ACCUMULATION TRUST MANAGED PORTFOLIO seeks to achieve growth of capital over time through investment in a portfolio consisting of common stocks, bonds and cash equivalents, the percentages of which will vary based on the portfolio manager's assessments of the relative outlook for such investments.



SUN CAPITAL ADVISERS TRUST, INC. (advised by our affiliate Sun Capital Advisers, Inc.) Drawing on over 70 years of combined investment management experience, the five portfolio managers of Sun Capital Advisers, Inc. provide investment research and portfolio management for the Sun Capital Funds. Sun Capital Advisers, Inc. is an indirect wholly owned subsidiary of Sun Life of Canada, which is a diversified financial services organization with total assets under management of $144 billion as of September 30, 1998. Sun Life provides a broad range of financial products and services to individuals and groups located in the United States, Canada, the United Kingdom and the Asia Pacific Region.

         SUN CAPITAL BLUE CHIP MID CAP FUND seeks long-term capital growth by investing primarily in a diversified portfolio of common stocks and other equity securities of U.S. companies with market capitalizations within the range represented by the S&P Mid Cap 400 Index.

         SUN CAPITAL INVESTORS FOUNDATION FUND seeks long-term capital growth by investing primarily in a diversified portfolio of common stocks and other equity securities of U.S. companies. The fund will generally hold stocks of companies with market capitalizations within the range represented by the Standard & Poor's (S&P) 500 Index.

         SUN CAPITAL INVESTMENT GRADE BOND FUND seeks high current income consistent with relative stability of principal by investing primarily in investment grade bonds, including those issued by U.S. and foreign companies (including companies in emerging market countries), the U.S. Government and its agencies and instrumentalities (including those which issue mortgage-backed securities), foreign governments (including those of emerging market countries), and multinational organizations such as the World Bank.

         SUN CAPITAL MONEY MARKET FUND seeks to maximize current income, consistent with maintaining liquidity and preserving capital, by investing exclusively in high quality U.S. dollar-denominated money market securities, including those issued by U.S. and foreign banks, corporate issuers, the U.S. Government and its agencies and instrumentalities, foreign governments and multinational organizations such as the World Bank. The fund may invest in all types of money market securities, including commercial paper, certificates of deposit, bankers' acceptances, mortgage-backed and asset-backed securities, repurchase agreements and other short-term debt securities.

         SUN CAPITAL REAL ESTATE FUND primarily seeks long-term capital growth and, secondarily, seeks current income and growth of income. The fund invests at least 80% of its assets in securities of real estate trusts and other real estate companies. The fund generally focuses its investments in equity REITs, which invest most of their assets directly in U.S. or foreign real property, receive most of their income from rents and may also realize gains by selling appreciated properties.

         SUN CAPITAL SELECT EQUITY FUND seeks long-term capital growth. The fund will normally invest in twenty to forty common stocks and other equity securities of large capitalization U.S. companies. These investments are selected primarily from the S&P 500 Index.

                       TABLE OF DEATH BENEFIT PERCENTAGES

                                                   APPLICABLE                                  APPLICABLE
                               AGE                 PERCENTAGE              AGE                 PERCENTAGE

                               20                  250%                    60                  130%
                               21                  250%                    61                  128%
                               22                  250%                    62                  126%
                               23                  250%                    63                  124%
                               24                  250%                    64                  122%
                               25                  250%                    65                  120%
                               26                  250%                    66                  119%
                               27                  250%                    67                  118%
                               28                  250%                    68                  117%
                               29                  250%                    69                  116%
                               30                  250%                    70                  115%
                               31                  250%                    71                  113%
                               32                  250%                    72                  111%
                               33                  250%                    73                  109%
                               34                  250%                    74                  107%
                               35                  250%                    75                  105%
                               36                  250%                    76                  105%
                               37                  250%                    77                  105%
                               38                  250%                    78                  105%
                               39                  250%                    79                  105%
                               40                  250%                    80                  105%
                               41                  243%                    81                  105%
                               42                  236%                    82                  105%
                               43                  229%                    83                  105%
                               44                  222%                    84                  105%
                               45                  215%                    85                  105%
                               46                  209%                    86                  105%
                               47                  203%                    87                  105%
                               48                  197%                    88                  105%
                               49                  191%                    89                  105%
                               50                  185%                    90                  105%
                               51                  178%                    91                  104%
                               52                  171%                    92                  103%
                               53                  164%                    93                  102%
                               54                  157%                    94                  101%
                               55                  150%                    95                  100%
                               56                  146%                    96                  100%
                               57                  142%                    97                  100%
                               58                  138%                    98                  100%
                               59                  134%                    99                  100%

2. TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000 OF NET AMOUNT AT RISK.


           Guaranteed Bi Monthly Rates per $1,000 NAR

       POLICY      MONTHLY          POLICY      MONTHLY
       Year        Rate             Year        Rate
       1           0.14083          36          2.89417
       2           0.14750          37          3.25333
       3           0.15667          38          3.55917
       4           0.16667          39          3.96917
       5           0.17833          40          4.42917
       6           0.19083          41          4.92417
       7           0.20583          42          5.45083
       8           0.22083          43          6.00583
       9           0.23833          44          6.58250
      10           0.25583          45          7.19500
      11           0.27667          46          7.86750
      12           0.29917          47          8.61667
      13           0.32333          48          9.46583
      14           0.34917          49         10.42333
      15           0.37833          50         11.47250
      16           0.40917          51         12.59000
      17           0.44583          52         13.75333
      18           0.48833          53         14.95250
      19           0.53583          54         16.16500
      20           0.59083          55         17.40500
      21           0.65250          56         18.69250
      22           0.72000          57         20.04750
      23           0.79167          58         21.51583
      24           0.86917          59         23.16000
      25           0.95667          60         25.26000
      26           1.05417          61         28.27417
      27           1.16333          62         33.10667
      28           1.28667          63         41.68500
      29           1.42750          64         58.01250
      30           1.58750          65         83.33333
      31           1.76417
      32           1.95417
      33           2.16000
      34           2.38083
      35           2.62167

                                 3. DEFINITIONS


ACCOUNT VALUE: The sum of the amounts in each Sub-Account of the Variable Account with respect to the Policy plus the amount of the Fixed Account Value.

ANNIVERSARY: The same day in each succeeding year as the day of the year corresponding to the policy date shown in section 1.

APPLICATION: Your application for the Policy, a copy of which is attached hereto and incorporated herein.

ATTAINED AGE: The Insured's Issue Age plus the number of completed Policy
Years.

BENEFICIARY: The person or entity entitled to receive the Policy Proceeds as they become due at death.

BUSINESS DAY:  Any day that We are open for business.

CASH VALUE:  The Account Value less any Surrender Charges.

CASH SURRENDER VALUE: The Cash Value decreased by the balance of any outstanding Policy Debt.

CLASS: The risk and underwriting classification of the Insured, as specified in Section 1.

COMPANY:  Sun Life Assurance Company of Canada (U.S.).

DAILY RISK PERCENTAGE: The daily rate for deduction of the mortality and expense risk charge as specified in Section 1.

DUE PROOF: Such evidence as we may reasonably require in order to establish that Policy Proceeds or any other benefits are due and payable.

EFFECTIVE DATE OF COVERAGE: Initially, the Investment Start Date; with respect to any increase in the Specified Face Amount, the Anniversary that falls on or next follows the date We approve the supplemental application for such increase; with respect to any decrease in the Specified Face Amount, the Monthly Anniversary Day that falls on or next follows the date We receive Your request.

EXPENSE CHARGE APPLIED TO PREMIUM: The expense charge applied to Premium specified in Section 1.

FIXED ACCOUNT VALUE: The portion of the Account Value funded by the assets of the General Account.

FUND:  A mutual fund portfolio in which a Sub-Account invests.

GENERAL ACCOUNT: The assets held by Us, other than those allocated to the Sub-Accounts of the Variable Account or any other separate account of the Company.

INITIAL PREMIUM:  The Premium amount specified as such in Section 1.

INSURED:  The person on whose life the Policy is issued.

INVESTMENT START DATE: The date the first Premium is applied, which will be the later of the Issue Date, the Policy Date or the Valuation Date We receive a Premium equal to or in excess of the Initial Premium.

ISSUE AGE: The Insured's age as of the Insured's birthday nearest the policy date shown in Section 1.

ISSUE DATE: The date We produce this policy from our systems and specified as such in Section 1,

MATURITY: The Anniversary on which the Insured's Attained Age is 100. If the Insured is living and the Policy is in force on this date, the Cash Surrender Value is payable to You. It is possible that insurance coverage may not continue to Maturity as described in the Insufficient Value Provision of
Section 9, even if Planned Periodic Premiums are paid in a timely manner.

MINIMUM MONTHLY PREMIUM:  The premium amount specified as such in Section 1.

MONTHLY ANNIVERSARY DAY: The same day in each succeeding month as the day of the month corresponding to the policy date shown in Section 1.

MONTHLY COST OF INSURANCE: An amount deducted from the Account Value on a monthly basis for the insurance coverage provided by the Policy, as specified in Section 9.

MONTHLY EXPENSE CHARGE: An amount deducted from the Account Value on a monthly basis for administration and other expenses, as specified in Section 1.

MORTALITY AND EXPENSE RISK CHARGE : An amount deducted from the Account Value in the Sub-Accounts for the mortality and expense risk charge annual rate specified in Section 1. This annual rate is converted to a daily rate, the Daily Risk Percentage, and deducted from the Unit Values of the Sub Accounts on a daily basis.

NET PREMIUM:  A Premium less the Expense Charge Applied to Premium.

OUR PRINCIPAL OFFICE: Sun Life Assurance Company of Canada (U.S.) One Sun Life Executive Park, Wellesley Hills, Massachusetts, 02481, or such other address as We may hereafter specify to You by written notice.

OWNER: The person, persons or entity entitled to the ownership rights stated in the Policy while the Insured is alive.

PARTIAL SURRENDER: A surrender of a portion of the Account Value in exchange for a payment to the Owner in accordance with the terms of Section 10.

POLICY: This life insurance contract, including the attached copy of the Application and any attached copies of supplemental applications for increases in the face amount.

POLICY DATE:  The date specified as such in Section 1.

POLICY DEBT: The principal amount of any outstanding loan against the Policy, plus accrued but unpaid interest on such loan.

POLICY MONTH: A one-month period commencing on the policy date or any Monthly Anniversary Day and ending on the next Monthly Anniversary Day.

POLICY PROCEEDS: The amount determined in accordance with the terms of the Policy which is payable at the death of the Insured prior to Maturity. This amount is the Death Benefit as described in Section 8, decreased by the amount of any outstanding Policy Debt, and increased by the amounts payable under any supplemental benefits.

POLICY YEAR: A one-year period commencing on the policy date or any Anniversary and ending on the next Anniversary.

PREMIUM: An amount paid to Us by the Owner or on the Owner's behalf as consideration for the benefits provided by the Policy.

PROTECTED PERIOD: The period during which the Policy will not terminate without value as long as it satisfies the minimum premium test described in
Section 9. The Protected Period begins on the Policy Date shown in Section 1.

SPECIFIED FACE AMOUNT: The amount of life insurance coverage You request as specified in Section 1.

SUB-ACCOUNTS: Sub-accounts into which the assets of the Variable Account are divided, each of which corresponds to an investment choice available to You.

UNIT: A unit of measurement that We use to calculate the value of each Sub-Account.

UNIT VALUE:  The value of each Unit of assets in a Sub-Account.

UNPAID POLICY CHARGES: The amounts by which the Monthly Expense Charges plus the Monthly Costs of Insurance plus the Policy Debt exceed the Account Value.

VALUATION DATE: Any day on which the New York Stock Exchange, We, and the relevant Fund are open for business. A Valuation Date will also include any day that may be required by any applicable Securities and Exchange Commission Rules and Regulations.

VALUATION PERIOD: The period of time from one determination of Unit Values to the next, subsequent determination of Unit Values. We will determine Unit Values for each Valuation Date as of the close of the New York Stock Exchange on that Valuation Date.

VARIABLE ACCOUNT: Sun Life Assurance Company of Canada (U.S.) Variable Account I , a separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company (also referred to as "Variable Account I").

WE, OUR and US: We, Our and Us refer to Sun Life Assurance Company of Canada (U.S.).

YOU, YOUR and YOURSELF: In this Policy, You, Your and Yourself refer to the Owner of the Policy.

                              4. GENERAL PROVISIONS

ENTIRE CONTRACT. Your entire contract with Us consists of the Policy, including the attached copy of the Application and any attached copies of supplemental applications for increases in the face amount.

ALTERATION. Sales Representatives do not have the authority either to alter or modify the Policy or to waive any of its provisions. The only persons with this authority are Our president, actuary, secretary, or one of Our vice presidents.

MODIFICATION. Upon notice to You, We may modify the Policy if such modification (1) is necessary to make the Policy or the Variable Account comply with any law or regulation issued by a governmental agency to which the Company or the Variable Account is subject; or (2) is necessary to assure continued qualification of the Policy under the Internal Revenue Code or other federal or state laws as a life insurance policy; or (3) is necessary to reflect a change in the operation of the Variable Account or the Sub-Accounts; or (4) adds, deletes or otherwise changes Sub-Account options. We also reserve the right to modify certain provisions of the Policy as stated in those provisions. We may make appropriate amendment to the Policy to reflect any such modification.

ASSIGNMENTS. During the lifetime of the Insured, You may assign all or some of Your rights under the Policy. All Assignments must be filed at Our Principal Office and must be in written form satisfactory to Us. The Assignment will then be effective as of the date You signed the form, subject to any action taken before it was received by Us. We are not responsible for the validity or legal effect of any Assignment.

NONPARTICIPATING.  The Policy does not pay dividends.

MISSTATEMENT OF AGE OR SEX (NON-UNISEX POLICY). If the age or sex (in the case of a non-unisex Policy) of the Insured is stated incorrectly, the amounts payable by Us will be adjusted as follows:

- Misstatement discovered at death: The Death Benefit will be recalculated to that which would be purchased by the most recently charged Monthly Cost of Insurance Rate for the correct age or sex (for a non-unisex Policy).

- Misstatement discovered prior to death: The Account Value will be recalculated from the Policy Date using the Monthly Cost of Insurance Rates based on the correct age or sex (for a non-unisex Policy).

If Your Policy is unisex, it is so indicated in Section 1.

SUICIDE. If the Insured, whether sane or insane, commits suicide within two years after the Issue Date, We will not pay any part of the Policy Proceeds. We will refund to You the Premiums paid, less the amount of any Policy Debt and any Partial Surrenders.

If the Insured, whether sane or insane, commits suicide within two years after the effective date of an increase in the specified amount, then our liability as to that increase will be the cost of insurance for that increase.

INCONTESTABILITY. All statements made in the Application or in a supplemental application are representations and not warranties. We relied and will rely on these statements when approving the issuance, increase in face amount, increase in Death Benefit over Premium paid, or change in Death Benefit
Option of the Policy. No statement can be used by Us in defense of a claim unless the statement was made in the Application or in a supplemental application. In the absence of fraud, after the Policy has been in force during the lifetime of the Insured for a period of two years from its Issue Date, We cannot contest it except for non-payment of Premiums in accordance with the Insufficient Value provision of Section 9. However, any increase in the face amount which is effective after the Issue Date will be incontestable only after such increase has been in force during the lifetime of the Insured for two years from the Effective Date of Coverage of such increase. Any increase in Death Benefit over Premium paid or increase in Death Benefit due to a Death Benefit Option change will be incontestable only after such increase has been in force during the lifetime of the Insured for two years from the date of the increase.

REPORT TO OWNER. We will send You a report at least once each Policy Year. The report will show current Policy values, Premiums paid, and deductions made since the last report. It will also show the balance of any outstanding Policy loans and accrued interest on such loans. There is no charge for this report.

ILLUSTRATIONS. Upon request, after the first Policy Year, We will provide You with an illustration of future Account Value and Death Benefits. We may charge a nominal fee (not to exceed $25) for this illustration.

MATURITY DATE EXTENSION. The maturity date of this policy will be extended beyond the maturity date shown in section 1 (the original maturity date), if you so request and this policy has a Cash Value on the original maturity date. The new maturity date will be the one you request.

After the original maturity date (if you have requested a new maturity date):

1.   We will not accept any more premium payments for this policy.

2. No more deductions for the Monthly Expense Charge or for the Monthly Cost of Insurance will be made from the Account Value.

3.   The Death Benefit will be the Account Value on the Date of Death.

4.   The Reinstatement provision will not apply.

Except as provided in this Maturity Date Extension provision, an extension of the maturity date does not alter this policy.

                5. RIGHTS OF OWNERS AND BENEFICIARIES

RIGHTS OF OWNER. While the Insured is alive, unless You have assigned any of these rights, You may:

1.   transfer ownership to a new Owner;

2. name a contingent Owner who will automatically become the Owner of the Policy if You die before the Insured;

3.   change or revoke a contingent Owner;

4.   change or revoke a Beneficiary;

5.   exercise all other rights in the Policy;

6. increase or decrease the Specified Face Amount, subject to the other Provisions of the Policy;

7. change the Death Benefit Option, subject to the Changes in the Death Benefit Option Provisions of Section 8 of the Policy.

When You transfer Your rights to a new Owner, You automatically revoke any prior contingent Owner designation. When You want to change or revoke a prior Beneficiary designation, You have to specify that action. You do not affect a prior Beneficiary when You merely transfer ownership, or change or revoke a contingent Owner designation.

PROCEDURE. You do not need the consent of a Beneficiary or a contingent Owner in order to exercise any of Your rights. However, You must give Us written notice satisfactory to Us of the requested action. Your request will then, except as otherwise specified, be effective as of the date You signed the form, subject to any action taken before We received it.

RIGHTS OF BENEFICIARY. The Beneficiary has no rights in the Policy until the death of the Insured. If a Beneficiary is alive at that time, the Beneficiary will be entitled to payment of the Policy Proceeds as they become due.

                           6. THE VARIABLE ACCOUNT

The assets of the Variable Account shall be kept separate from Our other assets. We have the right to transfer to the General Account any assets of the Variable Account which are in excess of the reserves and other Policy liabilities of the Variable Account. The income, gains and losses, realized or unrealized, from assets allocated to the Variable Account shall be credited to or charged against the Variable Account without regard to any other income, gains or losses. Also, the income gains and losses, realized or unrealized, from assets allocated to any Sub-Account shall be credited to or charged against that Sub-Account, without regard to other income, gains or losses of Us or of any other Sub-Account. The portion of the assets of the Variable Account equal to the reserves and other Policy liabilities with respect to the Variable Account will not be chargeable with liabilities arising out of any other business the Company may conduct. Although the assets maintained in the Variable Account will not be charged with any liabilities arising out of any other business conducted by Us, all obligations arising under the Policy, including the promise to make all benefit payments, are Our general corporate obligations.

At Our election, and subject to any necessary vote by those having voting rights, the Variable Account may be operated as a unit investment trust or a management company under the Investment Company Act of 1940. It may be registered under the Investment Company Act of 1940 or de-registered in the event registration is no longer required. In the event of any change in the operation of the Variable Account pursuant to this provision, We may make appropriate amendment to the contract to reflect the change and take such other action as may be necessary and appropriate to effect the change.

SUB-ACCOUNTS. The assets of the Variable Account are divided into Sub-Accounts. Each Sub-Account corresponds to an investment choice described in Section 1. Each Sub-Account invests exclusively in a different investment portfolio. Income, gains and losses, whether or not realized, from the assets of each Sub-Account are credited or charged against that Sub-Account without regard to income, gains or losses in other Sub-Accounts of the Variable Account. All amounts allocated to the Variable Account will be used to purchase shares of one or more of the Funds, as You designate. Deductions and surrenders from the Variable Account will, in effect, be made by redeeming the number of Fund shares at net unit value equal in total value to the amount to be deducted. The Variable Account will be fully invested in Fund shares at all times.

ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS. We may decide to add Sub-Accounts at any time. Also, shares of any or all of the portfolios may not always be available for purchase by the Sub-Accounts of the Variable Account, or We may decide that further investment in any such shares is no longer appropriate. In either event, shares of other registered open-end investment companies or unit investment trusts may be substituted both for portfolio shares already purchased by the Variable Account and/or as the security to be purchased in the future, provided that to the extent necessary these substitutions have been approved by the Securities and Exchange Commission. The investment policies of the Sub-Accounts will not be changed without the approval of the Insurance Commissioner of the State of Delaware. We also reserve the right to eliminate or combine existing Sub-Accounts or to transfer assets between Sub-Accounts. In the event of any act pursuant to this provision, We may make appropriate amendment to the Policy to reflect the substitution.

TRANSFERS BETWEEN SUB-ACCOUNTS. Subject to Our rules as they may exist from time to time and to any limits that may be imposed by the Funds, including those set forth in Section 1, You may at any time transfer to another Sub-Account all or a portion of the Account Value allocated to a Sub-Account. We will make transfers pursuant to an authorized written or telephone request to Us. Telephone requests will be honored only if We have a properly completed telephone authorization form for You on file. We, our affiliates and the representative from whom You purchased Your Policy will not be responsible for losses resulting from acting upon telephone requests reasonably believed to be genuine. We will use reasonable procedures to confirm that instructions communicated by telephone are genuine. The procedures We follow for transactions initiated by telephone include requirements that You identify Yourself by name and identify a personal identification number.

Transfers may be requested by indicating the transfer of either a specified dollar amount or a specified percentage of the Sub-Account's value from which the transfer will be made. If You request a transfer based on a specified percentage of the Sub-Account's value, that percentage will be converted into a request for the transfer of a specified dollar amount based on application of the specified percentage to the Sub-Account's value at the time the request is received. We reserve the right to limit the number of Sub Accounts to which you may allocate your Account Value to not more than 20 Sub Accounts.

Transfer privileges are subject to Our consent. We reserve the right to impose limitations on transfers, including, but not limited to: (1) the minimum amount that may be transferred; and (2) the minimum amount that may remain in a Sub-Account following a transfer from that Sub-Account.

We reserve the right to restrict amounts transferred to the Variable Account from the Fixed Account to 20% of that portion of the Account Value attributable to the Fixed Account Value as of the end of the previous Policy Year.

We reserve the right to restrict amounts transferred to the Fixed Account Value from the Variable Account to 20% of that portion of the Account Value attributable to the Variable Account as of the end of the previous Policy Year. We further reserve the right to restrict amounts transferred to the Fixed Account Value from the Variable Account in the event the portion of the Account Value attributable to the Fixed Account Value would exceed 30% of the Account Value.

                             7. PREMIUMS

All Premium payments are payable to Us, and should be mailed to Our Principal Office. The Initial Premium is due and payable as of the Issue date of the Policy. Subsequent premiums may be paid to Us subject to the limitations described below. All premiums are to be paid to us at Our Principal Office.

PREMIUM. We reserve the right to limit the number of Premium payments We accept during a year . No Premium payment may be less than $50 without Our consent, although We will accept any Premium payment if it is necessary to keep Your Policy in force. We reserve the right not to accept a Premium payment that causes the Death Benefit to increase by an amount that exceeds the Premium received. Evidence of insurability satisfactory to Us may be required before We accept such a Premium.

We will not accept Premium payments that would, in Our opinion, cause the Policy to fail to qualify as life insurance under applicable tax law. If a Premium payment is made in excess of these limits, We will accept only that portion of the Premium within those limits, and will refund the remainder to You.

NET PREMIUMS. The Net Premium is the amount paid as the Premium less the Expense Charge Applied to Premium. The Expense Charge Applied to Premium will be determined by Us from time to time based on Our expectations of future expenses and taxes. However, the Expense Charge Applied to Premium will not be greater than that specified in Section 1.

ALLOCATION OF NET PREMIUM. Except as otherwise provided herein, Net Premium will be allocated to the Sub-Accounts in accordance with the allocation percentages specified by You. Your initial allocation percentages are shown in Section 1. The minimum allocation for any Sub-Account to which You choose to allocate Account Value is 5% of Net Premium, and percentages must be in whole numbers. We reserve the right to limit the number of Sub Accounts to which you may allocate your Account Value to not more than 20 Sub Accounts. Net Premiums will first be applied to reduce any Unpaid Policy Charges.

Premiums received prior to the end of the Right to Return Policy Period will be credited as shown in Section 1 for allocation of Premiums during the Right to Return Period. Your initial allocation percentages will take effect at the end of the Right to Return Policy Period.

You may change the allocation percentages at any time pursuant to written or telephone request to Our Principal Office. Telephone requests will be honored only if We have a properly completed telephone authorization form for You on file. We, our affiliates and the representative from whom You purchased Your Policy will not be responsible for losses resulting from acting upon telephone requests reasonably believed to be genuine. We will use reasonable procedures to confirm that instructions communicated by telephone are genuine. The procedures We follow for transactions initiated by telephone include requirements that You identify Yourself by name and identify a personal identification number.

An allocation change will be effective as of the date We receive the request for that change.

PLANNED PERIODIC PREMIUMS. While You are not required to make subsequent Premium payments according to a fixed schedule, You may select a planned periodic Premium schedule and corresponding billing period, subject to Our limits. We will send You reminder notices for the planned periodic Premium at each billing period as specified in Section 1 unless reminder notices have been suspended as described below. However, You are not required to pay the planned periodic Premium; You may increase or decrease the planned periodic Premium subject to Our limits, and You may skip a planned payment or make unscheduled payments. You may change Your planned payment schedule or the billing period, subject to Our approval. Depending on the investment performance of the Sub-Accounts You select, the planned periodic Premium may not be sufficient to keep the Policy in force, and You may need to change Your planned payment schedule or make additional payments in order to prevent termination of Your Policy. We will suspend reminder notices at Your written request, and We reserve the right to suspend reminder notices if Premiums are not being paid (except for notices in connection with the grace period). We will notify You prior to suspending reminder notices.

                            8. DEATH BENEFIT

DEATH BENEFIT and DEATH BENEFIT OPTION. The death benefit depends upon the death benefit option in effect at that time. The death benefit option in effect on the Issue Date is specified in Section 1. The two options are:

Option A - Specified Face Amount.  The death benefit is the greater of:
1) the Specified Face Amount; or 2) the Account Value multiplied by the applicable death benefit percentage shown in Section 1.

Option B - Specified Face Amount plus Account Value. The death benefit is the greater of: 1) the Specified Face Amount plus the Account Value; or 2) the Account Value multiplied by the applicable death benefit percentage shown in Section 1.

The death benefit will be determined based on the Account Value on the date of death. The actual Policy Proceeds payable on the death of the Insured will be the death benefit described above less any Policy Debt and less any Unpaid Policy Charges. Under certain circumstances the Policy Proceeds may be adjusted (see "Incontestability", "Misstatement of Age or Sex" and "Suicide" in Section 4).

CHANGES IN SPECIFIED FACE AMOUNT. After the end of the first Policy Year, You may request a change in the Specified Face Amount. You must send Your request for a change to Our Principal Office in writing. Each such change will be effective on the Effective Date of Coverage for the change.

DECREASES IN SPECIFIED FACE AMOUNT. The Specified Face Amount may not be decreased to less than the Minimum Specified Face Amount specified in
Section 1. A decrease in Specified Face Amount will be applied to the initial Specified Face Amount and to each increase in Specified Face Amount in the following order:

1.   first, to the most recent increase;

2. second, to the next most recent increases, in reverse chronological order; and

3.   finally, to the initial Specified Face Amount.

INCREASES IN SPECIFIED FACE AMOUNT. An increase in the Specified Face Amount is subject to Our underwriting rules in effect at the time of the increase. You may be required to submit evidence of the

Insured's insurability satisfactory to Us. We will not accept a request for an increase if the age of the Insured is greater than 80 at the next Anniversary following the request.

CHANGES IN THE DEATH BENEFIT OPTION. After the end of the first Policy Year You may request a change in the death benefit option. Changes in the death benefit option are subject to Our underwriting rules in effect at the time of change. Requests for a change must be made in writing to Us. The effective date of the change will be the Anniversary on or next following the date We receive Your request.

If the death benefit option change is from option A to option B, the Specified Face Amount will be reduced by the Account Value. The Specified Face Amount after a reduction may not be less than the Minimum Specified Face Amount shown in section 1. If the death benefit option change is from option B to option A, the Specified Face Amount will be increased by the Account Value. In any case, the amount of the death benefit at the time of change will not be altered, but the change in death benefit option will affect the determination of the death benefit from that point on.

                        9. ACCOUNT VALUE

ACCOUNT VALUE. The Account Value is the sum of the amounts in each Sub-Account of the Variable Account with respect to the Policy plus the amount of the Fixed Account Value. The Account Value varies depending upon the Premiums paid, Expense Charge Applied to Premium, Mortality and Expense Risk Percentage deductions, Monthly Expense Charges, Monthly Cost of Insurance charges, Partial Surrenders, fees, policy loans and the Net Investment Factor for the Sub-Accounts to which Your Account Value is allocated.

VARIABLE ACCOUNT VALUE. We measure the amounts in the Sub-Accounts in terms of Units and Unit Values. On any given date, the amount You have in a Sub-Account is equal to the Unit Value multiplied by the number of Units credited to You in that Sub-Account. Amounts allocated to a Sub-Account will be used to purchase Units of that Sub-Account. Units are redeemed when You make Partial Surrenders, undertake Policy loans or transfer amounts from a Sub-Account, and for the deductions of the Monthly Expense Charge, fees and the Monthly Cost of Insurance charge. The number of Units of each Sub-Account purchased or redeemed is determined by dividing the dollar amount of the transaction by the Unit Value for the Sub-Account. The Unit Value for each Sub-Account is established at $10.00 for the first Valuation Date of the Sub-Account. The Unit Value for any subsequent Valuation Date is equal to the Unit Value for the preceding Valuation Date multiplied by the Net Investment Factor (determined as provided below). The Unit Value of a Sub-Account for any Valuation Date is determined as of the close of the Valuation Period ending on that Valuation Date.

Transactions are processed on the date We receive a Premium at Our Principal Office or any acceptable written or telephonic request is received at Our Principal Office. If Your Premium or request is received on a date that is not a Valuation Date, or after the close of the New York Stock Exchange on a Valuation Date, the transaction will be processed on the next subsequent Valuation Date.

VARIABLE ACCOUNT VALUE IN THE SUB-ACCOUNTS. The Variable Account Value attributable to each Sub-Account of the Variable Account on the Investment Start Date equals:

1. that portion of Net Premium received and allocated to the Sub-Account, less

2. that portion of the Monthly Expense Charges due on the policy date and subsequent Monthly Anniversary Days through the Investment Start Date charged to the Sub-Account, less

3. that portion of the Monthly Cost of Insurance deductions due from the policy date through the Investment Start Date charged to the Sub-Account.

The Account Value attributable to each Sub-Account of the Variable Account on subsequent Valuation Dates is equal to:

1. the Account Value attributable to the Sub-Account on the preceding Valuation Date multiplied by that Sub-Account's Net Investment Factor, plus

2. that portion of Net Premium received and allocated to the Sub-Account during the current Valuation Period, plus

3. any amounts transferred by You to the Sub-Account from another Sub-Account or from the Fixed Account Value during the current Valuation Period, less

4. any amounts transferred by You from the Sub-Account to another Sub-Account or to the Fixed Account Value during the current Valuation Period, less

5. that portion of any Partial Surrenders deducted from the Sub-Account during the current Valuation Period, less

6. that portion of any Policy loan transferred from the Sub-Account to the Fixed Account Value during the current Valuation Period, less

7. that portion of any surrender charges associated with a decrease in the Specified Face Amount charged to the Sub-Account during the current Valuation Period, less

8. if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Expense Charge for the Policy Month just beginning charged to the Sub-Account, less

9. if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Cost of Insurance for the Policy Month just ending charged to the Sub-Account.

NET INVESTMENT FACTOR. The Net Investment Factor for each Sub-Account for any Valuation Period is determined by deducting the Mortality and Expense Risk Charge for each day in the Valuation Period from the quotient of (1) divided by (2) where:

     (1)  is the net result of:

          (a) the net asset value of a Fund share held in the Sub-Account determined as of the end of the Valuation Period, plus

          (b) the per share amount of any dividend or other distribution declared on Fund shares held in the Sub-Account if the "ex-dividend" date occurs during the Valuation Period, plus or minus

          (c) a per share credit or charge with respect to any taxes reserved for by the Company, or paid by the Company if not previously reserved for, during the Valuation Period which are determined by the Company to be attributable to the operation of the Sub-Account; and

     (2) is the net asset value of a Fund share held in the Sub-Account determined as of the end of the preceding Valuation Period.

The Mortality and Expense Risk Charge for the Valuation Period is the Daily Risk Charge times the number of days in the Valuation Period.

The Net Investment Factor may be greater or less than one.

MORTALITY AND EXPENSE RISK CHARGE. The Mortality and Expense Risk Charge will be determined by Us from time to time based on Our expectations of future interest, mortality costs, persistency, expenses and taxes. However, the Mortality and Expense Risk Charge will not be greater than that specified in
Section 1.

FIXED ACCOUNT VALUE. The Fixed Account Value on the Investment Start Date equals:

1. that portion of Net Premium received and allocated to the Fixed Account Value and accrued at interest, less

2. that portion of the Monthly Expense Charges due on the policy date and subsequent Monthly Anniversary Days through the Investment Start Date charged to the Fixed Account Value and accrued at interest, less

3. that portion of the Monthly Cost of Insurance deductions due from the policy date through the Investment Start Date charged to the Fixed Account Value and accrued at interest.

The Fixed Account Value on subsequent Valuation Dates is equal to:

1. the Fixed Account Value on the preceding Valuation Date accrued at interest, plus

2. that portion of Net Premium received and allocated to the Fixed Account Value during the current Valuation Period and accrued at interest, plus

3. any amounts transferred by You to the Fixed Account Value from the Variable Account during the current Valuation Period and accrued at interest, less

4. any amounts transferred by You from the Fixed Account Value to the Variable Account during the current Valuation Period and accrued at interest, less

5. that portion of any Partial Surrenders deducted from the Fixed Account Value during the current Valuation Period and accrued at interest, plus

6. any Policy loan transferred from the Variable Account to the Fixed Account Value during the current Valuation Period and accrued at interest, less

7. that portion of any surrender charges associated with a decrease in the Specified Face Amount charged to the Fixed Account Value during the current Valuation Period, less

8. if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Expense Charge for the Policy Month just beginning charged to the Fixed Account Value and accrued at interest, less

9. if a Monthly Anniversary Day occurs during the current Valuation Period, that portion of the Monthly Cost of Insurance for the Policy Month just ending charged to the Fixed Account Value and accrued at interest.

The guaranteed effective annual interest rate applicable to the Fixed Account Value is specified in section 1. Interest in excess of the guaranteed rate may be applied in the calculation of the Fixed Account Value at such increased rates and in such manner as we may determine, based on our expectations of future interest, mortality costs, persistency, expenses and taxes. Interest credited will be computed on a compound interest basis.

MONTHLY EXPENSE CHARGE. The Monthly Expense Charge is shown in Section 1. The Monthly Expense Charge deduction will be charged proportionally to the amounts in the Sub-Accounts and the amount of the Fixed Account Value in excess of the Policy Debt.

MONTHLY COST OF INSURANCE. We deduct a Monthly Cost of Insurance charge from Your Account Value to cover anticipated costs of providing insurance coverage. the Monthly Cost of Insurance deduction will be charged proportionally to the amounts in the Sub-Accounts and of the Fixed Account Value in excess of the Policy Debt .

The Monthly Cost of Insurance equals the sum of (1), (2) and (3) where

     (1) is the Cost of Insurance Charges equal to the Monthly Cost of Insurance Rate (described below) multiplied by the Net Amount at Risk divided by 1,000;

     (2) is the monthly rider cost (as described in the riders) for any riders which are a part of the Policy; and

     (3) is the Flat Extra specified in Section 1, if applicable, multiplied by the Net Amount at Risk divided by 1,000.

The Net Amount at Risk equals:

     (1) the Death Benefit divided by 1.00247 ; less

     (2) the Account Value on the Valuation Date prior to assessing the Monthly Expense Charge and the Monthly Cost of Insurance Charges.

If there are increases in the Specified Face Amount other than increases caused by changes in the Death Benefit Option, the Cost of Insurance Charges described above are determined separately for the initial Specified Face Amount and each increase in the Specified Face Amount. In calculating the Net Amount at Risk the Account Value will first be allocated to the initial Specified Face Amount and then to each increase in the Specified Face Amount in the order in which the increases were made.

MONTHLY COST OF INSURANCE RATES. The Monthly Cost of Insurance Rates (except for any such rate applicable to an increase in the Specified Face Amount) are based on the length of time the Policy has been in force and the Insured's sex (in the case of a non-unisex Policy), Issue Age, Class and table rating, if any. The Monthly Cost of Insurance Rates will be determined by Us from time to time based on Our expectations of future experience with respect to mortality costs, persistency, interest rates, expenses and taxes. However, the Monthly Cost of Insurance Rates will not be greater than those shown in
Section 2.

The Monthly Cost of Insurance Rates applicable to each increase in the Specified Face Amount are based on the length of time the increase has been in force and the Insured's sex (in the case of a non-unisex Policy), Issue Age, Class and table rating, if any. The Monthly Cost of Insurance Rates will be determined by Us from time to time based on Our expectations of future experience with respect to mortality costs, persistency, interest rates, expenses and taxes. However, the Monthly Cost of Insurance Rates will not be greater than the maximum cost of insurance rates provided by Us in Section 2 for each increase.

BASIS OF COMPUTATION. Guaranteed Maximum Monthly Cost of Insurance Rates are based on the 1980 Commissioner's Standard Ordinary Smoker and Nonsmoker Mortality Table (Table B applies if the Policy is issued on a unisex basis). The Guaranteed Maximum Monthly Cost of Insurance Rates reflect any table rating shown in Section 1. We have filed a detailed statement of Our methods for computing Cash Values with the insurance department in the jurisdiction where the Policy was delivered. These values are equal or exceed the minimum required by law.

INSUFFICIENT VALUE. If on a Valuation Date a Monthly Anniversary Day occurred during the Valuation Period and the Cash Surrender Value is equal to or less than zero, then the Policy will terminate for no value, subject to the Grace Period provision. During the Protected Period shown in Section 1 the Policy will not terminate by reason of insufficient value if the Policy satisfies the minimum premium test as described below. The Protected Period begins on the policy date shown in Section 1.

If on a Valuation Date a Monthly Anniversary Day occurred during the Valuation Period and the Monthly Expense Charge plus the Monthly Cost of Insurance plus the Policy Debt exceed the Account Value then the Unpaid Policy Charges will be increased by the excess of these amounts over the Account Value. Any

Unpaid Policy Charges will accumulate at interest at the Fixed Account interest rate.

MINIMUM PREMIUM TEST. The Policy satisfies the minimum premium test if the Premiums paid less any Partial Surrenders and less any Policy Debt exceed the sum of the minimum monthly premiums which applied to the Policy in each Policy Month from the policy date to the Valuation Date on which the test is applied.

The minimum monthly premium applicable to the Policy is shown in Section 1. The minimum monthly premium will be revised as a result of any of the following changes to the Policy:

     1.   an increase in the Specified Face Amount;
     2.   an increase in supplemental benefits ;
     3.   when requested by You, the addition of any supplemental benefits.

The revised minimum monthly premium will be effective as of the effective date of the change to the Policy and will remain in effect until again revised by any of the above changes.

GRACE PERIOD. If, on a Valuation Date, the Policy will terminate by reason of insufficient value, We will allow a grace period. This grace period will allow 61 days from that Valuation Date for the payment of a Premium sufficient to keep the policy in force. Notice of Premium due will be mailed to Your last known address or the last known address of any assignee of record. We will assume that Your last known address is the address shown on the Application (or notice of assignment), unless We receive notice of a change in address in a form satisfactory to Us. If the Premium due is not paid within 61 days after the beginning of the Grace Period, then the Policy and all rights to benefits will terminate without value at the end of the 61 day period. The Policy will continue to remain in force during this Grace Period. If the Policy Proceeds become payable by Us during the Grace Period, then any overdue Monthly Cost of Insurance and Monthly Expense Charge will be deducted from the amount payable by Us.

SPLITTING UNITS. We reserve the right to split or combine the value of Units. In effecting any such change, strict equity will be preserved and no change will have a material effect on the benefits or other provisions of the Policy.

                      10. POLICY BENEFITS

BENEFITS AT DEATH. The Policy Proceeds will be paid as they become due upon the death of the Insured prior to Maturity, in accordance with Section 8. We will make payment when we receive Due Proof of that death.

CASH SURRENDER VALUE. You may surrender the Policy for its Cash Surrender Value at any time. The Cash Surrender Value is the Account Value decreased by any surrender charges and by the balance of any Policy Debt. We will determine the Cash Surrender Value at the end of the first Valuation Date after we receive Your written request for surrender.

SURRENDER CHARGES. If this policy is surrendered for its Cash Surrender Value, a surrender charge will be applied to the initial Specified Face Amount and to each increase in the Specified Face Amount, except that a surrender charge will not be applied to an increase in the Specified Face Amount resulting from a change in the death benefit option. The surrender charge will be calculated separately for the initial Specified Face Amount and each increase in the Specified Face Amount. The surrender charges for the initial Specified Face Amount and each increase in the Specified Face Amount are shown in the current Section 1. We will send You a current table of revised surrender charges resulting from an increase in the Specified Face Amount that affects the surrender charges.

SURRENDER CHARGE ON DECREASE IN SPECIFIED FACE AMOUNT. A surrender charge will be deducted from the Account Value for each decrease in the Specified Face Amount, except for a decrease in the Specified Face Amount resulting from a change of death benefit option or from a Partial Surrender. A surrender charge will be determined for the initial Specified Face Amount and for each increase in the Specified Face Amount . These surrender charges will be applied in the following order:

1.  first, to the most recent increase;

2. second, to the next most recent increases, in reverse chronological order; and

3.  finally, to the initial Specified Face Amount.

The amounts of the surrender charges applied will be equal to the surrender charges shown in the current section 1, revised for any increases in the Specified Face Amount, for the Policy Year in which the decrease is made multiplied by (a) over (b), where: (a) is the decrease in the initial Specified Face Amount or any subsequent increase in the Specified Face Amount; and (b) is the Initial Specified Face Amount or any subsequent increase in the Specified Face Amount immediately prior to the decrease. Future surrender charges for the initial Specified Face Amount and any increase in the Specified Face Amount will be reduced by the surrender charges applied because of the decrease in the initial Specified Face Amount or any subsequent increases in the Specified Face Amount. We will send You a current table of revised surrender charges reflecting the decrease in the initial Specified Face Amount or any subsequent increases in the Specified Face Amount.

The surrender charge will be deducted from the Account Value. You may allocate the surrender charges applied among the Sub-Accounts and the Fixed Account Value pursuant to written or telephone request to Our Principal Office. Telephone requests will be honored only if We have a properly completed telephone authorization form for You on file. We, our affiliates and the representative from whom You purchased Your Policy will not be responsible for losses resulting from acting upon telephone requests reasonably believed to be genuine. We will use reasonable procedures to confirm that instructions communicated by telephone are genuine. The procedures We follow for transactions initiated by telephone include requirements that You identify Yourself by name and identify a personal identification number. If You do not specify the allocation, then the surrender charge will be allocated among the Sub-Accounts in the proportion the amounts in the Sub-Account and the Fixed Account Value in excess of the Policy Debt bear to the Account Value in excess of the Policy Debt .

PARTIAL SURRENDER. You may make a Partial Surrender of the Policy once each Policy Year after the first Policy Year by written request to Us. The amount of any Partial Surrender must be at least $200. During the first ten Policy Years the maximum amount of each Partial Surrender is 20% of the Cash Surrender Value at the end of the first Valuation Date after We receive Your request. After the first ten Policy years, the maximum amount of any Partial Surrender is the Cash Surrender Value. If the policy's death benefit option is option A, the Specified Face Amount will be decreased by the amount of the Partial Surrender. The decrease in Specified Face Amount will be applied to the initial Specified Face Amount and to each increase in Specified Face Amount in the following order:

1.   first, to the most recent increase;
2. second, to the next most recent increases, in reverse chronological order; and
3.   finally, to the initial Specified Face Amount.

The Specified Face Amount remaining in force after the Partial Surrender must be no lower than the Minimum Specified Face Amount shown in Section 1.

We will effect a Partial Surrender at the end of the first Business Day after we receive Your written request for surrender.

ALLOCATION OF PARTIAL SURRENDER. You may allocate the Partial Surrender among the Sub-Accounts of the Variable Account and the Fixed Account Value. If You do not specify the allocation, then the Partial Surrender will be allocated among the Sub-Accounts in the proportion the amounts in the Sub-Account and the Fixed Account Value in excess of the Policy Debt bear to the Account Value in excess of the Policy Debt.

POLICY LOAN. You may request a Policy loan of up to 90% of the Policy's Cash Value, decreased by the amount of any outstanding Policy Debt on the date the Policy loan is made. You may allocate the Policy loan among the Sub-Accounts and the Fixed Account Value. If You do not specify the allocation, then the Policy loan will be allocated among the Sub-Accounts in the proportion the amounts in the Sub-Account and the Fixed Account Value in excess of the Policy loan bear to the Account Value in excess of the Policy loan. Loan amounts allocated to the Sub-Accounts will be transferred to the Fixed Account Value. A grace period will begin on any Monthly Anniversary Day on which the Policy Debt exceeds the Cash Value. After the end of the protected period shown in Section 1, the Policy will terminate without value upon the expiration of the grace period.

Interest on the Policy Debt will accrue daily at the Policy loan interest rate specified in Section 1. This interest shall be due and payable to Us in arrears on each Policy Anniversary. Any unpaid interest will be added to the principal amount of the Policy Loan.

All funds We receive from You will be credited to Your Policy as Premium unless We have received written notice, in form satisfactory to Us, that the funds are for loan repayment. Loan repayments will first reduce the outstanding balance of the Policy loan and then accrued but unpaid interest on such loans. We will accept repayment of any Policy loan at any time.

DEFERRAL OF PAYMENT. We will usually pay any amount due within seven days after the Valuation Date following Our receipt of written notice in a form satisfactory to us giving rise to such payment or, in the case of death of the Insured, due proof of such death. Any special conditions that apply to a Sub-Account are specified in the description of the Sub-Account in Section 1. Payment of any amount payable from the Variable Account on death, surrender, Partial Surrender, or Policy loan may be postponed whenever:

1. the New York Stock Exchange ("NYSE") is closed other than customary weekend and holiday closing, or trading on the NYSE is otherwise restricted,

2. the Securities and Exchange Commission, by order, permits postponement for the protection of Policy Owners, or

3. an emergency exists as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable, or it is not reasonably practicable to determine the value of the assets of the Variable Account.

We reserve the right to defer payment of any portion of the Cash Surrender Value, Policy loan or Partial Surrender payable from the Fixed Account Value for a period not exceeding six months from the date We receive Your request. We will not defer payment of a Policy loan if the loan is to be used to pay any premium to Us.

TERMINATION. The Policy terminates on the earlier of the date We receive Your request to surrender it for the Cash Surrender Value, the expiration date of the Grace Period due to insufficient value, the date of death of the Insured, or the date of Maturity.

                                12. REINSTATEMENT

Prior to the death of the Insured, the Policy may be reinstated prior to the Maturity Date, provided the Policy has not been surrendered for the Cash Surrender Value, and provided that:

     1. You make Your reinstatement request within five years from the Policy termination date;

     2.   You submit satisfactory evidence of the Insured's insurability to Us;

     3.   You pay an amount sufficient to put the Policy in force;

An amount sufficient to put the Policy in force is not less than:

     1.   the Unpaid Policy Charges at the end of the grace period; plus

     2. any excess of the Policy Debt over the Cash Value at the end of the grace period; plus

     3. three times the Monthly Cost of Insurance charges applicable at the date of reinstatement; plus

     4.   three times the Monthly Expense Charge.

During the protected period shown in Section 1 an amount is sufficient to put the Policy in force if it meets the minimum premium test.

The Specified Face Amount of the reinstated Policy cannot exceed the Specified Face Amount at the time of termination. The Account Value on the Policy reinstatement date will reflect:

     1.   the Account Value at the time of termination; plus

     2.   Net Premiums attributable to Premiums paid to reinstate the Policy;
          less

     3.   the Monthly Expense Charge; less

     4. the Monthly Cost of Insurance charge applicable on the date of reinstatement.

The effective date of reinstatement will be the Monthly Anniversary Day that falls on or next follows the date We approve Your request.

Any Policy Debt at the time of termination must be repaid upon the reinstatement of the Policy or carried over to the reinstated policy.

If the Policy was subject to surrender charges when it lapsed, the reinstated Policy will be subject to surrender charges as if the Policy had not terminated.

The Incontestability provision of the Policy will apply to the Policy after reinstatement as regards statements made in the application for reinstatement. The Suicide provision of the Policy will apply to the Policy after reinstatement. In those provisions in the reinstated Policy, "Issue Date" means the effective date of reinstatement.

             RIDERS AND ENDORSEMENTS

             APPLICATION

                               SUN LIFE ASSURANCE
                            COMPANY OF CANADA (U.S.)

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)        U.S HEADQUARTERS OFFICE:
                                                   One Sun Life Executive Park
                                                   Wellesley Hills, MA  02481

                                                   HEAD OFFICE:
                                                   Toronto, Canada

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

THE AMOUNT OF THE DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY INCREASE OR DECREASE TO REFLECT THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, AS DESCRIBED IN SECTION 8.

THE ACCOUNT VALUE IN EACH SUB-ACCOUNT OF THE VARIABLE ACCOUNT MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE INVESTMENT EXPERIENCE OF THAT SUB-ACCOUNT OF THE VARIABLE ACCOUNT. THERE IS NO MINIMUM GUARANTEED ACCOUNT VALUE FOR AMOUNTS IN THE SUB-ACCOUNTS OF THE VARIABLE ACCOUNT.

THE POLICY PROCEEDS ARE PAYABLE AT THE DEATH OF THE INSURED PRIOR TO MATURITY AND WHILE THE POLICY IS IN FORCE. THE CASH SURRENDER VALUE, IF ANY, IS PAYABLE ON THE DATE OF MATURITY.

THE POLICY DOES NOT PARTICIPATE IN DIVIDENDS.

FLEXIBLE PREMIUMS ARE PAYABLE DURING THE LIFETIME OF THE INSURED PRIOR TO MATURITY.


                                                                       Page 24